Exhibit 99.1

MeadWestvaco Corporation	World Headquarters
One High Ridge Park Stamford, CT 06905

Media contact:	Investor Relations contact:
Donna Owens Cox	Mark F. Pomerleau
tel 203 461 7634	tel 203 461 7616

MeadWestvaco Announces Significantly Improved Operating Performance

and Cash Flow in Fourth Quarter 2004

STAMFORD, Conn., January 31, 2005 – MeadWestvaco Corporation (NYSE: MWV) today reported a fourth quarter net loss of $497 million, or $2.45 per share. This net loss included a pretax charge of $708 million ($546 million, or $2.69 per share after tax) for goodwill, asset impairment and other costs related to the pending sale of its papers business, productivity-related and other restructuring charges of $36 million pretax, or 11 cents per share, and a pretax gain on forestland sales of $30 million, or 9 cents per share.

Excluding the papers business charge, fourth quarter operating results in the company’s business segments improved over last year. The operating improvement was driven by the performance of the Packaging segment, which doubled its operating profit compared to the year-ago quarter, and the Consumer and Office Products segment, which posted a more than 50% increase in operating profit compared to the fourth quarter of 2003. Sales in the fourth quarter of 2004 were $2.2 billion, 11% higher than reported in the same quarter last year.

“We delivered strong operating results in the fourth quarter as we continued to execute on our productivity initiatives, generating excellent cash flow that we used to retire approximately $500 million in debt,” said John A. Luke, Jr., chairman and chief executive officer. “We are particularly pleased with the performances of our largest continuing businesses, Packaging and Consumer and Office Products.

“Clearly, the pending sale of our papers business which we expect to close in the second quarter will be a transformational event for MeadWestvaco,” Mr. Luke continued. “It will make our company a more focused leader in global packaging, able to deliver stronger, more consistent financial returns with a strengthened balance sheet.”

Quarter and Full-year Comparisons

(Results for 2003 included herein are restated as described in the “Other Items” section below.)

For the fourth quarter of 2003, the company reported net earnings of $72 million, or 36 cents per share, which included a pretax gain of $37 million, or 12 cents per share, from the sale of forestlands, pretax gains of $12 million, or 4 cents per share, from insurance settlements, and a charge of $15 million, or 5 cents per share, for restructuring charges.

For the full year 2004, sales increased 9% to $8.2 billion from $7.6 billion in 2003. The company reported a net loss of $347 million, or $1.72 per share, including the $546 million after-tax charge for goodwill, asset impairment and other related costs, or $2.71 per share, associated with the papers business; as well as other pretax restructuring charges of $100 million, or 33 cents per share; and pretax gains of $191 million, or 59 cents per share, from the sale of forestlands.

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For the full year 2003, the company reported net income of $18 million, or 9 cents per share, which included the cumulative effect of an accounting change of $4 million, or 2 cents per share; pretax restructuring charges of $68 million, or 21 cents per share; pretax costs related to the early retirement of debt of $26 million, or 8 cents per share; and pretax gains of $12 million, or 4 cents per share, for certain insurance settlements. In addition, the company reported pretax gains of $106 million, or 33 cents per share, from the sale of forestlands.

Outlook

The company expects its markets to remain firm in the first quarter of 2005, with continued price realization in paperboard and coated paper. The company expects earnings in its Packaging and Consumer and Office segments to be affected by the normal seasonal slowdown in the first quarter. In addition, it expects to see higher costs year-over-year for energy and raw materials. Due to its pending sale, the papers business will be reported for as a discontinued operation beginning in the first quarter of 2005. The company expects to incur additional costs in 2005 as the divestiture of the Papers Group is completed.

Productivity

For the full year 2004, the company enhanced its operating earnings through productivity initiatives by approximately $136 million in 2004 compared to 2003 results. This productivity measure is net of cost inflation and does not include the impact, positive or negative, of changes in selling prices in the mill-based paper and paperboard businesses. It also excludes the effects of acquisitions and divestitures.

The company continued its year-over-year improvement in cash flow from operations through more disciplined management of working capital, including inventory, receivables and payables. Cash flow from operating activities for 2004 was approximately $948 million, compared with $462 million in 2003. With this improvement in cash flow, the company paid down approximately $600 million in debt in 2004.

Packaging

In Packaging, the company’s largest business segment, quarterly operating profits rose to $118 million, double the $59 million of the previous year. Sales rose 13% to $1.2 billion from the fourth quarter of 2003 due to increased shipments, higher prices and an improved product mix in paperboard, as well as profitable growth in consumer packaging.

Sales from the company’s mill-based businesses rose from the previous year, with higher production rates from improved operating performance, and strong markets. Higher shipment volumes and selling prices offset higher costs for energy, freight and raw materials. In consumer packaging, results improved from the year earlier, with strong sales growth in the European markets for media, entertainment, tobacco and cosmetics packaging.

The Packaging segment’s full year operating profit was $431 million, an increase of 57% over the $275 million reported in 2003. Sales for the full year were $4.4 billion, up 10% from $4 billion in the prior year.

Papers

The Papers segment reported an operating loss of $436 million in the fourth quarter due to the asset impairment charges of $430 million pretax related to the pending sale of the Papers Group. Segment operating results before these charges were a loss of approximately $6 million, a slight improvement over last year’s fourth quarter operating a loss of $7 million. Fourth quarter 2003 results included $11 million in profit from the company’s now-divested panelboard business. Segment sales were $576 million, an increase from $555 million reported last year.

The improvement in operating results compared to the fourth quarter of 2003 was due primarily to higher selling prices for coated paper. Improved results in the quarter compared to prior year were largely offset by a higher level of scheduled maintenance, as well as higher costs for energy, freight and raw materials. In addition, productivity enhancements and stronger markets for décor and tape paper improved the results of the company’s Specialty Papers business.

For the full year 2004, the Papers segment reported an operating loss of $457 million, compared to a $46 million loss in 2003. Segment results for the full year were affected by the charge taken in the

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fourth quarter related to the pending sale of the Papers Group. Papers segment sales for 2004 totaled $2.3 billion, a 10% increase over last year’s sales of $2.1 billion.

Consumer and Office Products

In the Consumer and Office Products segment, quarterly operating profit was $50 million, a 52% increase over the prior year results of $33 million. Sales for the quarter were $303 million, up 16% from $261 million in the fourth quarter of 2003. The improved results reflected the contribution from the recent focused acquisition of Tilibra S.A. Produtos de Papelaria, the Brazilian-based school products business, as well as better product mix. The segment also benefited from cost savings from productivity initiatives, including the consolidation of its North American converting and distribution facilities, which offset the impact of higher raw materials costs. During the quarter, as part of its North American consolidation program, the business completed the closure of plants in Texas and Missouri and began the process of closing its facilities in Mexico.

For the full year 2004, the Consumer and Office Products segment earnings were $137 million, up 9% from $126 million in 2003. Sales in 2004 increased slightly from $1 billion in 2003.

Specialty Chemicals

Quarterly operating profit for the Specialty Chemicals segment was $11 million, unchanged from the prior year’s fourth quarter. Segment sales totaled $110 million for the quarter, up almost 20% from $92 million in the previous year. During the fourth quarter, revenue growth in markets for automotive carbon products, asphalt emulsifiers and resins for printing inks were offset by increased costs for energy, freight, maintenance and raw materials.

For the Specialty Chemicals segment, operating profit was $57 million for the full year 2004, up 27% from the $45 million reported in 2003. Sales for the full year were $411 million, up 17% from prior year’s sales of $352 million.

Other Items

Costs for wood and energy in the fourth quarter increased about $31 million compared to the fourth quarter of 2003, and were $16 million over the third quarter of 2004. Cost of outbound freight, driven primarily by higher fuel prices increased $10 million over the fourth quarter of 2003 and $3 million over the third quarter of 2004.

MeadWestvaco paid a regular quarterly dividend of 23 cents per share during the quarter and declared a quarterly dividend payable March 1, 2005, to stockholders of record at the close of business on February 4, 2005.

In connection with its fourth quarter controls procedures, the company identified the need to record corrections to prior period deferred tax liabilities, and plans to restate prior period financial statements. This restatement for the deferred taxes adjustment will affect results for 2003, 2002 and the allocation in 2002 of the merger goodwill relating to the Mead and Westvaco merger. As a result of the decision to restate for the deferred tax item, the company also will make adjustments to its prior period financial statements for the previously disclosed adjustment in the first quarter relating to inter-company transactions and for an additional adjustment that it identified in the fourth quarter relating to one of its investments. In the restatement, the company expects to adjust 2003 results from a net loss of $6 million to net income of $18 million (9 cents per share), and to adjust 2002 results from a net loss of $389 million to a net loss of $398 million ($2.07 per share). The company also will make certain adjustments to its December 31, 2003 and 2002 balance sheets which are in the aggregate less than 2% of total assets or equity. The company will also adjust its previously reported 2004 quarterly net income (loss) to reflect this restatement. The financial information accompanying this earnings release includes the restatement adjustments. The company will file amended Form 10-Qs for

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the 2004 quarters and an amended 2003 Form 10-K within the next few weeks. The company believes it has addressed the control weaknesses associated with these adjustments and is in the process of completing its assessment of internal control over financial reporting as of December 31, 2004, pursuant to the requirements of Sarbanes-Oxley Section 404.

Conference Call

MeadWestvaco will broadcast its fourth quarter analyst conference call today at 10 a.m. (ET), with access available via Internet on the company’s website and telephone. To access via the Internet, go to the company’s home page at www.meadwestvaco.com and access the link to Investor Information, then Financial Calendar, and look for the link to the webcast. Investors may participate in the live conference call by dialing 1 (888) 276-9998 (toll-free domestic) or 1 (612) 332-0228 (international); passcode: MeadWestvaco. Please call to register at least 10 minutes before the conference call begins. A replay of the call will be available for one month via the telephone starting at noon (ET) on January 31 and can be accessed at 1 (800) 475-6701 (toll-free domestic) or 1 (320) 365-3844 (international); access code: 764276.

About MeadWestvaco

MeadWestvaco Corporation, headquartered in Stamford, Conn., is a leading global producer of packaging, coated and specialty papers, consumer and office products, and specialty chemicals. The company operates in 29 countries and serves customers in nearly 100 nations, and has been recognized for economic, social and environmental sustainability through selection for the Dow Jones Sustainability Indexes. MeadWestvaco manages strategically located forestlands according to stringent environmental standards and in conformity with the Sustainable Forestry Initiative®. For more information, visit www.meadwestvaco.com.

Certain statements in this document and elsewhere by management of the company that are neither reported financial results nor other historical information are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Such information includes, without limitation, the business outlook, assessment of market conditions, anticipated financial and operating results, strategies, future plans, contingencies and contemplated transactions of the company. Such forward-looking statements are not guarantees of future performance and are subject to known and unknown risks, uncertainties and other factors which may cause or contribute to actual results of company operations, or the performance or achievements of each company, or industry results, to differ materially from those expressed or implied by the forward-looking statements. In addition to any such risks, uncertainties and other factors discussed elsewhere herein, risks, uncertainties and other factors that could cause or contribute to actual results differing materially from those expressed or implied for the forward-looking statements include, but are not limited to, events or circumstances which affect the ability of MeadWestvaco to realize improvements in operating earnings and cash flow expected from the company’s productivity initiative; to close the sale of the papers business and uncertainties related to the timing of the closing; competitive pricing for the company’s products; changes in raw materials pricing; energy and other costs; fluctuations in demand and changes in production capacities; changes to economic growth in the United States and international economies; government policies and regulations, including, but not limited to those affecting the environment and the tobacco industry; adverse results in current or future litigation, currency movements and other risk factors discussed in the company’s Annual Report on Form 10-K for the year ended December 31, 2003 and in other filings made from time to time with the SEC. MeadWestvaco undertakes no obligation to publicly update any forward-looking statement, whether as a result of new information, future events or otherwise. Investors are advised, however, to consult any further disclosures made on related subjects in the company’s reports filed with the SEC.

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Consolidated statements of operations

In millions, except per share data

(Unaudited)

	Fourth Quarter ended December 31,		Year ended December 31,
	2004	2003	2004	2003
		Restated [3]		Restated [3]
Net sales	$2,151	$1,945	$8,227	$7,553
Cost of sales	1,833	1,702	7,029	6,556
Selling, general and administrative expenses	240	216	882	865
Interest expense	72	70	278	292
Other income, net	(43)	(69)	(218)	(134)
Goodwill, asset impairment and other paper related costs	708	—	708	—

Income (loss) before income taxes and cumulative effect of accounting change	(659)	26	(452)	(26)
Income tax benefit	(162)	(46)	(105)	(48)

Income (loss) before cumulative effect of accounting change	(497)	72	(347)	22
Cumulative effect of accounting change [1]	—	—	—	(4)

Net income (loss)	$(497)	$72	$(347)	$18

Income (loss) per share, basic and diluted [2]:
Income (loss) before cumulative effect of accounting change	$(2.45)	$.36	$(1.72)	$.11
Cumulative effect of accounting change [1]	—	—	—	(.02)

Net income (loss)	$(2.45)	$.36	$(1.72)	$.09

Shares used to compute net income (loss) per share:
Basic	203.1	200.6	201.9	200.4
Diluted	203.1	202.0	201.9	201.8

[1]	On January 1, 2003, the company recorded an after-tax charge of $4 million for the cumulative effect of a change in accounting principle in connection with the adoption of SFAS 143 “Accounting for Asset Retirement Obligations.”

[2]	Impact of dilutive shares not included for the quarter and year ended December 31, 2004, as they would have an antidilutive effect.

[3]	2003 has been restated to reflect adjustments for deferred tax liabilities, inter-company transactions, and an adjustment related to an investment.

MeadWestvaco Corporation and consolidated subsidiary companies

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Consolidated balance sheets

In millions (Unaudited)

	At December 31, 2004	At December 31, 2003
		Restated [6]
Assets
Cash and cash equivalents	$275	$225
Receivables, net	1,045	943
Inventories	1,057	1,098
Other current assets	178	160

Current assets	2,555	2,426
Plant and forestlands, net	6,583	7,378
Prepaid pension asset	1,040	1,015
Goodwill	554	745
Other assets	939	901

	$11,671	$12,465

Liabilities and shareholders’ equity
Accounts payable	$582	$380
Accrued expenses	961	867
Notes payable and current maturities of long-term debt	208	269

Current liabilities	1,751	1,516
Long-term debt, excluding current portion	3,427	3,969
Other long-term obligations	681	632
Deferred income taxes	1,493	1,635
Shareholders’ equity	4,319	4,713

	$11,671	$12,465

Business segment information

In millions (Unaudited)

	Fourth Quarter ended December 31,		Year ended December 31,
	2004	2003	2004	2003
		Restated[6]		Restated[6]
Sales
Packaging[3]	$1,170	$1,032	$4,402	$4,020
Papers	576	555	2,331	2,127
Consumer & Office Products	303	261	1,090	1,055
Specialty Chemicals	110	92	411	352
Corporate and other[3,4]	23	23	90	99

Total	2,182	1,963	8,324	7,653
Intersegment eliminations	(31)	(18)	(97)	(100)

Consolidated totals	$2,151	$1,945	$8,227	$7,553

Segment profit (loss)
Packaging[3]	$118	$59	$431	$275
Papers[5]	(436)	(7)	(457)	(46)
Consumer & Office Products	50	33	137	126
Specialty Chemicals	11	11	57	45
Corporate and other [1,3]	(402)	(70)	(620)	(426)

Consolidated totals [2]	$(659)	$26	$(452)	$(26)

[1]	Corporate and other includes goodwill impairment charges, minority interest, restructuring and merger-related expenses, pension income, interest expense, gains on asset sales and other Paper related charges excluding asset impairment.

[2]	The consolidated total represents income (loss) before income taxes and cumulative effect of accounting change.

[3]	Prior period amounts have been adjusted and conform with the December 31, 2004, presentation.

[4]	Revenue included in Corporate and other includes timber sales of the forestry operation and excludes proceeds from the sale of acreage.

[5]	Includes charges related to asset impairment of $430 million for the quarter and year ended December 31, 2004.

[6]	2003 has been restated to reflect adjustments for deferred tax liabilities, inter-company transactions and an adjustment related to an investment.

MeadWestvaco Corporation and consolidated subsidiary companies

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